Exhibit 33.1
FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Amendment”) has been executed as of the ____ day of April, 2010 (the “Effective Date”), by WB ONE & TWO, LTD., a Texas limited partnership (“Landlord”) and FORGENT NETWORKS, INC., a Delaware corporation d/b/a Asure Software, Inc. (“Tenant”).

RECITALS

A. WHEREAS, 2800 Industrial Inc, a Texas corporation, as predecessor in interest to Landlord and VTEL Corporation, predecessor in interest to Tenant previously executed that certain Lease Agreement, dated on or about January 6, 1998 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease Agreement, dated March 11, 1998 (the “First Amendment”), (ii) that certain Second Amendment to Lease Agreement, dated July 28, 1998 (the “Second Amendment”), and (iii) that certain Third Amendment to Lease, dated November 2, 1998 (the “Third Amendment”)(the Original Lease, First Amendment, Second Amendment, Third Amendment and any other written agreements between Landlord and Tenant are hereinafter collectively referred to as the “Lease”), covering a total of approximately 137,530 rentable square feet of office space (the “Prime Lease Premises”) in the buildings known as Wild Basin One and Two located on that certain real property referred to as Lots One (1) and Two (2), WILD BASIN POINT, a subdivision in Travis County, Texas according to the map or plat thereof recorded in Volume 86, Pages 96B-96C of the Plat Records of Travis County, Texas commonly known as 110 and 108 Wild Basin Road, Austin Texas 78746 (collectively, the “Building”).

B. WHEREAS, Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to reduce the size of the Prime Lease Premises, all as more particularly set forth in this Amendment. Unless otherwise defined herein, all capitalized terms will have the respective meanings assigned thereto in the Lease.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Landlord and Tenant agree as follows:

1. Reduction of Prime Lease Premises

Notwithstanding anything set forth to the contrary in the Lease, this Amendment shall become effective and commences as of April 1, 2010 (hereinafter referred to as the “Reduction Commencement Date”).  As of the Reduction Commencement Date, Tenant occupies approximately 9,000 square feet of the Prime Leased Premises.  As of the Reduction Commencement Date, the Prime Lease Premises shall be reduced by 3,000 square feet to the amount of space currently utilized by Tenant which contains approximately 6,000 rentable square feet (the “Reduced Premises”), as more particularly depicted on Schedule 1, attached hereto and incorporated herein by this reference.  Landlord shall have the right to take possession of the 3,000 square feet that is being surrendered by Tenant provided Landlord demises the Reduced Premises.  Upon thirty (30) days of written notice from Landlord, which notice shall not be given prior to June 1, 2010, Tenant shall relocate to approximately six thousand (6,000) square feet of space located in a mutually agreed upon suite in Building Two (the “Relocation Premises”) throughout the remainder of the term which shall expire pursuant to the terms of the Lease on March 31, 2013 (the “Expiration Date”).  All terms and conditions of the Lease, as amended, shall apply to the Relocation Premises.  Within thirty (30) days of Tenant’s relocation, Landlord and Tenant shall enter into an amendment to the Lease memorializing the location of the Relocation Space.  As of the Reduction Commencement Date, the Lease, as it relates to the remainder of the approximately 131,530 rentable square feet of the Prime Lease Premises, shall terminate and be of no further force or effect.  Within sixty (60) days of the Reduction Commencement Date, Tenant shall cause all of Tenant’s furniture, fixtures and equipment to be stored in the Storage Space (hereinafter defined); PROVIDED, HOWEVER, the furniture, fixtures and equipment (i) in use by subtenants of the Building pursuant to the terms and conditions of their respective subleases, (ii) located in the Data Center Space (hereinafter defined) and (iii) located in the conference center located in  the Building, shall be conveyed to Landlord as set forth in Paragraph 10 below.

In addition to the Reduced Premises, Tenant shall be entitled to (i) use the conference room area, subject to availability, at no additional cost, and (ii) occupy that certain storage space, containing approximately six thousand (6,000) square feet of rentable storage space located in the garage storage area (the “Storage Space”), and (iii) the right to continue to utilize the existing data center space (“Data Center Space”) through and including March 31, 2011.  Tenant shall vacate and return to Landlord (in the condition required by the Lease), three thousand (3,000) square feet of the Storage Space on or before December 31, 2010.  The Reduced Premises, the Storage Space, and the Data Center Space are collectively referred to in this Amendment as the “Premises”.

2. Gross Rent

Commencing on the Reduction Commencement Date, the “Reduced Gross Rent” (herein so called) for the Premises throughout the Expiration Date shall be as follows:

Months                                                      Annual Gross Rent                                           Monthly Gross Rent

Reduction Commencement Date-
March 31, 2011                                                       $240,000.00                                           $20,000.00
April 1, 2011-
March 31, 2012                                                       $240,000.00                                           $20,000.00
April 1, 2012-
Expiration Date                                                       $240,000.00                                           $20,000.00

The Reduced Gross Rent shall be due and payable in equal monthly installments, with each such installment being due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.  In addition, the Reduced Gross Rent shall be due and payable regardless of whether Tenant is occupying the Reduced Premises and/or whether or not Landlord has relet the Reduced Premises upon Tenant’s vacation or desertion of same; it being the express intention of Landlord and Tenant that the Reduced Gross Rent be guaranteed rent.

Tenant has paid Landlord a security deposit equal to $20,000.00 (the “Security Deposit”), concurrently with the execution of this Amendment, which sum shall be retained by Landlord as security for Tenant’s full, timely and faithful performance of all of Tenant’s obligations hereunder, including, but not limited to, the payment of Annual Gross Rent.  Tenant shall not be entitled to any interest upon the Security Deposit, nor shall Landlord be required to segregate or hold the Security Deposit separate from Landlord’s other funds, but shall carry such sum as a bookkeeping entry only.  In the event that Tenant shall fully perform the covenants and provisions of the Lease as amended, Landlord shall refund the Security Deposit, or the unused balance thereof, if any, to Tenant within thirty (30) days after the expiration or sooner termination of the term of the Lease.

3. Operating Costs; Taxes; Insurance; Utilities

                It is understood and agreed by Landlord and Tenant that, commencing on the Reduction Commencement Date, the Lease shall be a “gross lease”, with Tenant only being responsible for the payment of Reduced Gross Rent.  Commencing on the Reduction Commencement Date, Tenant shall not be liable for payment of any additional Operating Costs, Taxes, utilities (except those consumed by Tenant and separately billed to Tenant), Landlord’s Insurance or any other additional rent and Landlord and Tenant agree that all such costs are included in the Annual Gross Rent.  Tenant shall remain responsible for personal property taxes, Tenant’s insurance, and Tenant’s parking.  In addition, Tenant shall be charged $35.00 per hour for after-hours use in the Premises of the heating, ventilating and air conditioning system, which amounts shall be due and payable within ten (10) days of delivery of Landlord’s invoice to Tenant.

                Furthermore, Landlord shall, at Landlord’s sole cost and expense, cause the electrical utilities supplied to the Data Center to be separately metered and billed directly to Tenant, for which usage Tenant shall be solely responsible.

4. Tenant Improvements

Tenant agrees to accept the Reduced Premises in “as is, where is” condition.  Landlord shall pay the costs of demising the Relocation Premises pursuant to all local, state and federal codes and shall also pay the costs of painting the demising wall.  In the event the Relocation Premises is not painted and/or carpeted, then Landlord shall pay the cost of carpeting and/or painting the Relocation Premises.  Once delivered, Tenant shall accept the Relocation Premises in “as is, where is” condition, without representation or warranty, without any obligation to further alter, remodel, improve, repair or decorate any part of the Premises.  Landlord shall pay the costs of any improvements required for Tenant’s occupancy but Landlord and Tenant agree that the improvements shall be limited to those necessary for Tenant to reasonably operate its business.

5. Reduction Fee

       As additional consideration for Landlord’s agreement to enter into this Amendment, on or before two (2) business days after the Reduction Commencement Date, Tenant shall pay, in certified funds or by wire transfer directly to Landlord, a premises ”Reduction Fee” equal to One Million Five Hundred Thousand and No/100s Dollars ($1,500,000.00).  Tenant’s failure to timely make this payment shall render this Amendment null and void and of no force or effect.  Landlord agrees that Tenant shall not be responsible for the payment of the amounts due and owing (and set forth in detail on the invoice attached hereto as Exhibit “E”) for the 2009 Operating Expense reconciliation and that the payment of the Reduction Fee is the full and final payment owed to Landlord for all rent, costs and expenses accruing prior to the Reduction Commencement Date.

6. Release

                Tenant hereby releases, acquits and discharges Landlord and its respective officers, directors, shareholders, agents, guarantors and employees, of and from any and all obligations, claims, debts, demands, actions or causes of action whatsoever, which Tenant had, has, claims to have, or may later have against Landlord, accruing or arising out of, pursuant to, or related to the specific rights, duties and obligations imposed upon Landlord according to the Lease and any and all amendments, correspondence, representations, certifications, warranties, promises or acts related thereto, whether oral or written, to the extent arising before the Reduction Commencement Date.  Notwithstanding the foregoing, nothing contained herein shall release Landlord from its obligations under the Lease as amended herein.

                Landlord hereby releases, acquits and discharges Tenant and its respective officers, directors, shareholders, agents, guarantors and employees, of and from any and all obligations, claims, debts, demands, actions or causes of action whatsoever, which Landlord had, has, claims to have, or may later have against Tenant, accruing or arising out of, pursuant to, or related to the specific rights, duties and obligations imposed upon Tenant according to the Lease and any and all amendments, correspondence, representations, certifications, warranties, promises or acts related thereto, whether oral or written, to the extent arising before the Reduction Commencement Date.  Notwithstanding the foregoing, nothing contained herein shall release Tenant from its obligations under the Lease as amended herein.

7. Indemnity of Landlord

In addition to Section 14.1 of the Lease, Tenant indemnifies and holds harmless Landlord and its agents, employees, and authorized representatives from any and all claims, suits, demands, relating to or arising from Tenant’s actions, duties, acts or omissions as sublandlord under the Subleases up and through the Reduction Commencement Date.

8. Net Profits Interest

               As additional consideration for this Amendment and subject to the terms set forth herein, Tenant hereby waives and relinquishes any and all rights to past or future Net Proceeds Interest as defined by Exhibit “E” of the Lease (the “NPI”).  This waiver and relinquishment of rights includes, but is not limited to, any rights to any current or future reserves held by the Lender or Landlord. Tenant hereby acknowledges that as of the Reduction Commencement Date, there are no net proceeds to which it is entitled to receive and disclaims, waives and relinquishes any interest in any future proceeds, reserves or any monies, whatsoever, including those as defined in Exhibit E of the Lease.   This waiver of rights to past and present NPI is expressly contingent upon the approval of this Amendment by the Lender.  In the event Lender fails to approve this Amendment, then Tenant’s waiver of its right in the NPI shall be rendered void and Tenant’s rights in the NPI shall continue in full force and effect.

9. Subleases

               As sublandlord, Tenant has entered into twenty-six (26) subleases (the “Subleases”) with respect to the Building.   A complete and accurate list of such subleases is attached hereto and incorporated herein as Exhibit “A”.  As a condition precedent to the effectiveness of this Amendment, Landlord and Tenant shall enter into an assignment and assumption of each such sublease substantially in the form of Exhibit “B” attached hereto and incorporated herein by this reference.  In addition, prior to the Reduction Commencement Date, Tenant shall obtain from each sublessee, an estoppel agreement in the form of Exhibit “C”, attached hereto and incorporated herein by this reference.   On or before May 31, 2010, Tenant shall transfer the security deposits of all subtenants currently being held by Tenant, to Landlord.  As of the Reduction Commencement Date, Tenant is holding $124,405.35 in subtenant security deposits.  Tenant represents and warrants that as of the Reduction Commencement Date, the security deposits of the subtenants in the possession of Tenant equals $124,405.35.

                The following provisions shall apply to receivables which, as of the Reduction Commencement Date, have been billed and are owed to Tenant by subtenants still occupying their premises as of the Reduction Commencement Date under any of the subleases (the “Receivables”).  Tenant shall deliver to Landlord prior to the Reduction Commencement Date, a schedule which identifies the Receivables.  On the Reduction Commencement Date, Tenant shall be entitled to receive a credit from Landlord in the total amount of the Receivables listed on the attached Exhibit “G”.  Subsequent to the Reduction Commencement Date, Landlord shall have all right, title and interest in and to the Receivables with respect to which Tenant has received a credit. Tenant shall indemnify and hold Landlord harmless from and against any losses incurred by Landlord due to its failure to collect payment of any portion of the aforesaid Receivables relating to the period of time prior to the Reduction Commencement Date as a result of: (a) the insolvency of any subtenant; or (b) the exercise by any subtenant of a legally valid defense to the payment thereof.

               To the extent that operating expenses, including taxes, are chargeable to subtenants under the subleases, Landlord and Tenant shall make a preliminary good faith effort to determine the amount owing from and prepaid by subtenants for such operating expenses based upon the proration of such expenses and receipts to the Reduction Commencement Date, and a cash adjustment shall be made no later than April 30, 2010 based upon such calculation. Promptly after reconciliation of the operating expenses for the calendar year 2010 and receipt from or payment to subtenants to reconcile the charges to and from subtenants, Landlord and Tenant shall make a final reconciliation of such amounts as may be due each based upon the Rent Reduction Date and actual expenses and collections.  Any amount owed to Landlord shall be paid as additional rent and any amount owed Tenant shall be paid in the form of a rent credit on the next rent due and owing.

                Landlord acknowledges that Tenant is providing certain long distance and phone services to some of the subtenants.  Tenant agrees to continue to provide such services until the earlier of (a) Landlord’s written notice to cease providing the services, or (b) December 31, 2010.  During the period in which Tenant is providing the services, Landlord agrees to forward to Tenant, any amount collected from the subtenants for such services to reimburse Tenant for the actual costs of the services provided.  Tenant shall have the right, upon thirty (30) days written notice to the subtenants, with a copy to the Landlord, to terminate any of the services provided by Tenant to subtenants under the terms of any sublease or other agreement.  Tenant shall also have the right to pursue collection of any past due charges directly from the subtenants.

                Landlord agrees to use commercially reasonable efforts to collect the past due utility charges owed by PointServe.  In the event Landlord can collect any amount owed by PointServe, then Landlord agrees to pay to Tenant, the amount collected less any reasonable and actual out of pocket costs incurred therewith.  In no event shall Landlord be required to commence litigation to collect the past due utility costs.

10. Improvements; Furniture; Fixtures; Equipment

                From and after the Reduction Commencement Date, Tenant hereby irrevocably waives any and all rights and claims to any furniture, fixtures, equipment or improvements located in the Building, but outside the Reduced Premises and Storage Space, excepting only Tenant’s existing signage and any furniture located in Tenant’s existing suite or storage area and any other furniture identified by Tenant in Exhibit “F”.  In the event Tenant cannot use any of the identified furniture in the Reduced Premises, then for a period of ninety (90) days from the Rent Reduction Date, Tenant shall have the right to deliver such excess furniture to Landlord along with an additional quitclaim agreement.

                As of the Reduction Commencement Date, Tenant hereby agrees to quitclaim and set-over to Landlord all of the equipment listed on Exhibit “D” attached hereto and incorporated herein by this reference.  Landlord and Tenant shall, simultaneous with the execution of this Amendment, enter into a quitclaim agreement for the furniture, fixtures and equipment listed on Exhibit “D”.

All furniture, fixtures and equipment which may be the subject of any of the subleases shall become the sole property of Landlord on the Reduction Commencement Date.

11. Default

                In the event of a default by Landlord or Tenant under the terms and conditions of this Amendment or the Lease, Landlord and Tenant shall have all of the rights and remedies set forth in the Lease and as are available in equity or at law.

12. Extension Option; Right of First Refusal

Notwithstanding anything in the Lease to the contrary, Tenant shall have no right to extend the term of the Lease or this Amendment and Tenant shall have no right of first refusal with respect to the Premises or the Building.

13. Landlord’s Report

Notwithstanding anything in the Lease to the contrary, commencing on the Reduction Commencement Date, Landlord shall not be required to compile or deliver the Landlord’s Report (as defined in the Lease).

14. Assignment and Subletting

        Notwithstanding anything in the Lease to the contrary, Tenant shall have not right to assign Tenant’s interest in the Premises without Landlord’s consent, which consent may be withheld or denied in Landlord’s sole discretion. Notwithstanding anything in the Lease to the contrary, Tenant shall have the right to sublet Tenant's interest in the Premises upon Landlord's written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

15. Signage

                Landlord hereby agrees that Tenant shall be entitled to utilize the existing Tenant signage at the Building in strict accordance with the terms and conditions set forth in the Lease.  Tenant shall have no rights to any other signage at the Building or Premises other than as approved and installed by Tenant prior to the Reduction Commencement Date.  Upon thirty (30) days’ prior written notice from Landlord, which notice shall not be delivered prior to December 31, 2010, Tenant shall, at its sole cost and expense, remove any and all Tenant signage at the Building, and make any and all repairs necessary to return the condition of the Building to that which existed prior to the installation of such signage.  In the event Landlord elects, in its sole and absolute discretion, to remove Tenant’s signage prior to December 31, 2010, Landlord shall have the right to do so at Landlord’s sole cost and expense.  Landlord shall have the right to install any and all signage which Landlord, in Landlord’s sole discretion, determines necessary or desirable at or on the Building.

16. Landlord Mortgagee Consent

As a condition precedent to the effectiveness of this Amendment, Landlord’s mortgagee must consent to the terms and conditions of this Amendment.  Tenant agrees to execute any and all documents reasonably necessary for Landlord to obtain such consent.

17. Commissions

Tenant shall be responsible for any and all commissions due to Aquila and/or Grubb & Ellis relating to the negotiation and execution of this Amendment.  As such, Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any claims by any other broker or third party for any payment of any kind in connection with the negotiation and execution of this Amendment.  Landlord shall pay directly, all costs associated with the Texas Instruments expansion, including the broker’s fees and improvement costs.  The estimated cost of the fees and improvements is approximately $10,500.00.

18. Parking

                Tenant shall have the right to non-garage, non-reserved parking in the ratio of 1 space per 300 square feet of rentable space in the Reduced Premises twenty (20) non-garage, non-reserved spaces commencing on the Reduction Commencement Date.  In the event Tenant vacates the Premises for any period greater than fourteen (14) consecutive days during the remainder of the term, Tenant shall forfeit Tenant’s right to park at or around the Building.

19. Ratification

                The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms.  Tenant hereby represents to Landlord that, to the best of Tenant’s knowledge, (a) Tenant is currently unaware of any default by Landlord under the Lease; and (b) with respect to Tenant, Tenant has full power and authority to execute and deliver this Amendment, and the Lease as amended hereby represents a valid and binding obligation of Tenant, enforceable in accordance with its terms.  In the event of a conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall control.  Except as otherwise set forth in this Amendment, the terms and provisions of the Lease shall remain unchanged and shall be applicable to Landlord and Tenant.

20. Counterparts

This Amendment may be executed in any number of original counterparts.  Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.  Either party may deliver its signature to the other via facsimile or electronic (PDF) transmission, and any signature so delivered shall be binding on the delivering party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on) the date and year first written above.

Landlord:

WB ONE & TWO, LTD.,
a Texas limited partnership,

By:           WB ONE & TWO GENERAL PARTNER, INC.,
a Texas corporation
its general partner

Date: 4-28-2010	By:	/s/Richard Anderson
Richard Anderson
President

Tenant:

FORGENT NETWORKS, INC.,
a Delaware corporation
d/b/a Asure Software, Inc.

Date: 4-28-2010	By:	/s/ Patrick Goepel
Patrick Goepel
CEO

Schedule 1

Reduced Premises

Exhibit “A”

Subleases

Anderson, Martin & co. (Growth Equity Advisors)
Austin Digital Printing
Campus Advantage
Congress Realty
Divergent Resources, Inc.
Fluid Innovation Group
Golden Ladder Production
Hammond Jones Real Estate
HispanoSi, LP
iTEAM (Crosspoint)
Knowledge Miners America
Legiant
Luminary Micro, Inc. (Texas Instruments)
National Energy Management
PointServe, Inc.
Semperex, LLC
Sunturn
Scholars Learning Center
Techskill LLC
Terminal B
VA Lambiase & Com
Vixs Systems
Vtel Products Corp
Yorktown Technologies

Exhibit “B”

Assignment And Assumption of Sublease

This ASSIGNMENT AND ASSUMPTION OF SUBLEASE (this "Assignment") is made by and between FORGENT NETWORKS, INC., a Delaware corporation ("Assignor") and WB ONE & TWO, LTD., a Texas limited partnership ("Assignee"), with reference to the following facts and objectives:

RECITALS

WHEREAS, Assignor and the subtenants listed on the attached Exhibit “A” (collectively, the “Subtenants”) have entered into a certain sublease agreements ( the "Subleases"), in which

Assignor subleased to Subtenants,  certain premises located at Wild Basin One and Two located on that certain real property referred to as Lots One (1) and Two (2), WILD BASIN POINT, a subdivision in Travis County, Texas according to the map or plat thereof recorded in Volume 86, Pages 96B-96C of the Plat Records of Travis County, Texas commonly known as 110 and 108 Wild Basin Road, Austin Texas 78746  (collectively, the "Subleased Premises”); and

WHEREAS, Assignor hereby desires to assign, and Assignee hereby desires to assume the Subleases.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Effective Date:

The effectiveness of this Assignment shall be April 1, 2010 (the “Effective Date”).

2. Assignment and Assumption of Sublease:

Effective upon the Effective Date, Assignor sells, assigns, conveys, transfers, sets-over and delivers unto Assignee all of Assignor's right, title and interest in and to the Subleases; and Assignee assumes and agrees to perform all of the covenants, agreements and obligations of Assignor under the Subleases.

3. Indemnity of Assignee.

Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney's fees) arising as a result of or with respect to sublandlord’s/sublessor’s obligations under the Subleases to the extent they are attributable to the period of time from and after the Effective Date.

4. Indemnity of Assignor.

Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney's fees) arising as a result of or with respect to sublandlord’s/sublessor’s obligations under the Subleases to the extent they are attributable to the period of time prior to the Effective Date.

5. Security Deposit:

Pursuant to the terms and conditions of the Subleases, Subtenants have heretofore deposited with Assignor One Hundred Twenty-four Thousand Four Hundred Five and 35/100 Dollars ($124,405.35) to secure the payment and performance obligations of Subtenants under the Subleases (the “Security Deposit”).  On the Effective Date, Assignor hereby agrees to pay and assign any and all rights and obligations to the Security Deposit to Assignee, and Assignee hereby acknowledges and accepts such assignment.

6. Integration into Sublease:

Upon the Effective Date, this Assignment will be integrated into and made a part of the Subleases. Except as otherwise provided herein, all other terms and conditions of the Subleases, as hereby amended, shall remain unchanged and in full force and effect. After the Effective Date, in the event of any conflict between this Assignment and the Subleases, the terms and conditions of this Assignment shall prevail.  Capitalized terms used but not defined in this Assignment shall have the meanings given them in the Subleases.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Assignment has been duly executed by the parties hereto as of the dates noted below.

Assignor:

FORGENT NETWORKS, INC.,
a Delaware corporation
d/b/a Asure Software, Inc.

Date	By:	/s/
Name
Title

Assignee:

WB ONE & TWO, LTD.,
a Texas limited partnership

By:           WB ONE & TWO GENERAL PARTNER, INC.,
a Texas corporation
its general partner

Date	By:	/s/
Name
Title

Exhibit “C”

Subtenant Estoppel Certificate

________________________, 200__

WB One & Two, Ltd.

Re:	Subtenant:
Mailing Address:
Subleased Area:	square feet

Gentlemen:

                WB One & Two, Ltd., a Texas limited partnership (“WB”) is the owner of  (the "Building"), which Building has been leased to Forgent Networks (“Forgent”).  WB intends to take assignment of all of Forgent’s subleases at the Building, which shall include the Subleased Area which the undersigned presently occupies under a Sublease [describe Sublease and any amendments] with Forgent, a true and complete copy of which is attached hereto (the "Sublease") between the undersigned (the "Subtenant") and Forgent (the "Sublandlord").

         Incident to WB’s assumption of the Sublease, and as required pursuant to your Sublease, WB requires that Subtenant certify as follows:

1.	Subtenant is, as of the date of this letter, the holder of the Subtenant's interest under the Sublease, and the Sublease has not been modified, amended or supplemented in any manner except for:

(none if blank) .	.

2.
The term of the Sublease commenced on _________________and is presently scheduled to expire on                                       .  Subtenant has ___ renewal or extension options of _____ years, each, pursuant to paragraph ___ of the Sublease.  Except as expressly provided in Paragraph ____ of the Sublease or an amendment or supplement to the Sublease described in paragraph 1 above and attached hereto, Subtenant does not have any right to renew or extend the term of the Sublease, any option to expand the Subleased Area, any rights of first refusal or first offer for other space in the building of which the Subleased Area is a part, any option or preferential rights to purchase all or any part of the Subleased Area or all or any part of the building of which the Subleased Area are a part, nor any right, title or interest with respect to the Subleased Area other than as Subtenant under the Sublease.  If there are any rights of extension or renewal remaining under the terms of the Sublease, the same have not, as of the date of this letter, been exercised.

3.
All space and improvements subleased by Subtenant pursuant to the Sublease have been completed and furnished in accordance with the provisions of the Sublease, and Subtenant has accepted and taken possession of the Subleased Area or the work listed on Exhibit A, attached hereto, has yet to be completed.  The only unresolved punchlist items provided to Landlord pursuant to the Sublease that remain unresolved are listed on Exhibit A, attached hereto.

4.
All of the obligations on the part of the Landlord under the Sublease for the performance of any work or installation of tenant improvements have been carried out, and, except for the listed punchlist items on Exhibit A, attached hereto, the undersigned has no claim against the Landlord for the incomplete performance of any work or installation, or on account of any claimed defect therein.

5.
Subtenant is in occupancy of all the Subleased Area and is actively conducting its business therein, which business is the use stipulated as the use of the Subleased Area by the Sublease under the terms thereof and the Sublease is in full force and effect.

6.
Subtenant is not in any respect in default of the Sublease and no event or circumstance exists which with the passage of time or giving of notice will result in a default.  Landlord is not in default in the performance by Landlord of its obligations under the Sublease, and no event or circumstance exists which with the passage of time or giving of notice will result in a default.

7.	Subtenant has not assigned, transferred or hypothecated its interest under the Sublease or sublet or licensed any portion of the Subleased Area.

8.
Subtenant is current in payment of all fixed rent and other charges due to be paid under the Sublease, with base rent paid, in full for the period ending                       , 200__.  The current base rent is $_______________ per month and the current monthly estimated common area charges paid by Subtenant are $_________.  No rent or other sum payable under the Sublease is being paid in arrears.

No rent or other sum payable under the Sublease has been paid in advance of the due date thereof.

There are no caps or limitations on the amount of Subtenant's share of common area or other pro rata costs and expenses, except as expressly set forth in Paragraph of the Sublease.

9.	A security deposit of $_____________ has been paid in connection with the Sublease.

Subtenant acknowledges that Prudential will be relying upon this letter in proceeding with the investment and acquisition as described above.

Very truly yours,

By:
Its:

Exhibit “D”

Furniture, Fixtures and Equipment
to be Conveyed to Landlord

•	All Furniture, Fixtures and Equipment that is normally in the following locations:
o	Common area lobbies in Wild Basin One,
o	Common area lobbies in Wild Basin Two,
o	The Auditorium,
o	The Fortune 500 Room,
o	Conference 1,
o	Conference Room 2,
o	Conference Room 3

Exhibit “E”

Operating Expense Invoice

$19,254.76

EXHIBIT “F”

TENANT’S RETAINED FURNITURE, FIXTURES, AND EQUIPMENT

All furniture, fixtures and equipment owned by Tenant and not included in Exhibit “D”, including but not limited to any and all network and telecom equipment and infrastructure.

EXHIBIT “G”

Receivables

AR Balances
AUSTIN DIGITAL PRINTING	$264.30
CAMPUS ADVANTAGE	$1,053.36
POINTSERVE	$1,155.53
SUNTURN	$270.54
LEGIANT	$57.61
TEXAS INSTRUMENTS	$14,056.30
SEMPEREX, LLC	$5.75
VIXS SYSTEMS, INC.	$673.49
$17,536.88

Exhibit “B”

Assignment And Assumption of Sublease

This ASSIGNMENT AND ASSUMPTION OF SUBLEASE (this "Assignment") is made by and between FORGENT NETWORKS, INC., a Delaware corporation ("Assignor") and WB ONE & TWO, LTD., a Texas limited partnership ("Assignee"), with reference to the following facts and objectives:

RECITALS

WHEREAS, Assignor and the subtenants listed on the attached Exhibit “A” (collectively, the “Subtenants”) have entered into a certain sublease agreements ( the "Subleases"), in which

Assignor subleased to Subtenants,  certain premises located at Wild Basin One and Two located on that certain real property referred to as Lots One (1) and Two (2), WILD BASIN POINT, a subdivision in Travis County, Texas according to the map or plat thereof recorded in Volume 86, Pages 96B-96C of the Plat Records of Travis County, Texas commonly known as 110 and 108 Wild Basin Road, Austin Texas 78746  (collectively, the "Subleased Premises”); and

WHEREAS, Assignor hereby desires to assign, and Assignee hereby desires to assume the Subleases.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Effective Date:

The effectiveness of this Assignment shall be April 1, 2010 (the “Effective Date”).

2. Assignment and Assumption of Sublease:

Effective upon the Effective Date, Assignor sells, assigns, conveys, transfers, sets-over and delivers unto Assignee all of Assignor's right, title and interest in and to the Subleases; and Assignee assumes and agrees to perform all of the covenants, agreements and obligations of Assignor under the Subleases.

3. Indemnity of Assignee.

Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney's fees) arising as a result of or with respect to sublandlord’s/sublessor’s obligations under the Subleases to the extent they are attributable to the period of time from and after the Effective Date.

4. Indemnity of Assignor.

Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney's fees) arising as a result of or with respect to sublandlord’s/sublessor’s obligations under the Subleases to the extent they are attributable to the period of time prior to the Effective Date.

5. Security Deposit:

Pursuant to the terms and conditions of the Subleases, Subtenants have heretofore deposited with Assignor One Hundred Twenty-four Thousand Four Hundred Five and 35/100 Dollars ($124,405.35) to secure the payment and performance obligations of Subtenants under the Subleases (the “Security Deposit”).  On the Effective Date, Assignor hereby agrees to pay and assign any and all rights and obligations to the Security Deposit to Assignee, and Assignee hereby acknowledges and accepts such assignment.

6. Integration into Sublease:

Upon the Effective Date, this Assignment will be integrated into and made a part of the Subleases. Except as otherwise provided herein, all other terms and conditions of the Subleases, as hereby amended, shall remain unchanged and in full force and effect. After the Effective Date, in the event of any conflict between this Assignment and the Subleases, the terms and conditions of this Assignment shall prevail.  Capitalized terms used but not defined in this Assignment shall have the meanings given them in the Subleases.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Assignment has been duly executed by the parties hereto as of the dates noted below.

Assignor:

FORGENT NETWORKS, INC.,
a Delaware corporation
d/b/a Asure Software, Inc.

Date: 4-28-2010	By:	/s/ Patrick Goepel
Patrick Goepel
CEO

Assignee:

WB ONE & TWO, LTD.,
a Texas limited partnership

By:           WB ONE & TWO GENERAL PARTNER, INC.,
a Texas corporation
its general partner

Date	By:	/s/Richard Anderson
Richard Anderson
Title: